Exhibit (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Global Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 48 to Registration Statement No. 33-44186 on Form N-1A of our report dated December 30, 2008, relating to the financial statements and financial highlights of Seligman Global Fund Series, Inc., including Emerging Markets, Global Growth, Global Smaller Companies, Global Technology and International Growth Funds, appearing in the Annual Report on Form N-CSR of Seligman Global Fund Series, Inc. for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “General Information – Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York
February 27, 2009